Exhibit 99.1

3232 McKinney Avenue, Suite 400 | Dallas, TX 75204 | p. 800.419.3191 | f. 877.592.1357 | archipelagolearning.com

March 5, 2012

Press Release – Immediate Release

Archipelago Learning Announces Financial Results for Fourth Quarter and Fiscal Year 2011

Dallas, TX – March 5, 2012 – Archipelago Learning (NASDAQ: ARCL), a leading subscription-based, software-as-a-service (SaaS) provider of education products, today announced its financial results for the fourth quarter and fiscal year 2011. In a separate release, Archipelago Learning announced that it has entered into a definitive agreement to be acquired by PLATO Learning for $11.10 per share.

For the fourth quarter 2011, revenue was $19.5 million, an increase of $2.4 million, or 14.0 percent compared with the same period a year ago. Net income for the fourth quarter 2011 was $7.2 million compared with $1.4 million for the fourth quarter 2010, and diluted EPS was $0.27, compared with $0.05 per share for the same period a year ago.

For the fiscal year 2011, revenue was $73.3 million, an increase of $14.6 million, or 24.9 percent compared with the same period a year ago. Net income for the fiscal year 2011 was $11.9 million compared with $3.5 million for the fiscal year 2010, and diluted EPS for fiscal year 2011 was $0.45 compared with $0.13 per share for the same period a year ago.

Regarding Archipelago Learning’s performance, Tim McEwen, chairman, chief executive officer and president said, “We are pleased to have met or exceeded our full-year guidance for revenue, cash EBITDA, cash flows from operations and free cash flow. Our performance reflects the continued strength and popularity of our products, including Study Island, EducationCity, Reading Eggs and ESL ReadingSmart, in schools across the U.S., Canada and the U.K.”

Mr. McEwen also expressed optimism, but some caution regarding the current macro environment, given delays of budgeting decisions at the state and district levels in several states. Mr. McEwen went on to say, “Although our products remain highly popular and are well-regarded for delivering superior engagement and outcomes, we experienced some challenges in finalizing new sales and renewals in the fourth quarter, due to the uncertainty caused by delayed budgets in certain larger states we serve, such as Texas. This translated to modestly lower invoiced sales during the fourth quarter 2011 compared to 2010. However, based on direct client feedback and, considering our attractive price point, we remain optimistic that affected sales and renewals will convert in the summer 2012 selling season as district and school budgets are finalized.”

Invoiced sales for the fourth quarter 2011 declined 8 percent to $16.9 million, compared with $18.4 million for the fourth quarter 2010. For the full fiscal year 2011, invoiced sales increased 10.6 percent to $79.0 million compared with $71.4 million for fiscal year 2010.

“We believe the decline in the fourth quarter is a seasonal redistribution of sales conversion due to the unusual budgeting circumstances in certain states, rather than any fundamental decline in demand,” commented Mr. McEwen. “Feedback from our clients is, as always, very positive, and we look forward to a strong summer buying season.”

Looking ahead, Mr. McEwen concluded, “Due to the current environment, we are approaching 2012 with an appropriately conservative perspective. Our plan objectives include invoiced sales of approximately $86 million and cash EBITDA of approximately $34.5 million for the full year 2012. We remain optimistic that the present uncertainty in select states causing delays will be favorably resolved.”

Financial Summary Table (Table 1)

	Three months ended December 31,				Twelve months ended December 31,
($ in thousands, except EPS)	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change
Revenue	$19,451	$17,055	$2,396	14.0%	$73,265	$58,650	$14,615	24.9%
Invoiced sales	16,924	18,403	(1,479)	(8.0)	78,964	71,385	7,579	10.6
Royalties on invoiced sales	(231)	(122)	(109)	(89.3)	(706)	(153)	(553)	(361.4)
Operating costs(1)	(15,562)	(14,187)	(1,375)	(9.7)	(59,486)	(49,713)	(9,773)	(19.7)
Depreciation and amortization	1,833	1,432	401	28.0	6,630	4,396	2,234	50.8
Stock-based compensation(2)	504	396	108	27.3	2,885	1,762	1,123	63.7
Unusual, non-recurring charges(3)	1,847	388	1,459	376.0	2,330	4,803	(2,473)	(51.5)

Cash EBITDA(4)	5,315	6,310	(995)	(15.8)	30,617	32,480	(1,863)	(5.7)

Net income	7,165	1,378	5,787	420.0	11,945	3,452	8,493	246.0
Diluted EPS	$0.27	$0.05	$0.22	440.0%	$0.45	$0.13	$0.32	246.2%

Cash flows from operating activities	$8,101	$8,930	$(829)	(9.3)%	$25,765	$24,303	$1,462	6.0%
Purchase of property and equipment	(1,139)	(1,309)	170	13.0	(3,285)	(2,268)	(1,017)	(44.8)

Free cash flow	$6,962	$7,621	$(659)	(8.6)%	$22,480	$22,035	$445	2.0%

(1)	Operating costs are cost of revenue plus operating expenses.
(2)	Stock-based compensation includes non-cash compensation expense recorded in shares or options issued to our employees or directors.
(3)	Unusual, non-recurring charges include investments and permitted acquisition expense, material severance for the previous CFO, restructuring charges and exploration of strategic alternatives.
(4)	Cash EBITDA is defined as invoiced sales less royalties, operating costs, excluding depreciation and amortization, stock-based compensation and unusual, non-recurring charges.

Fourth Quarter 2011 Summary

Archipelago Learning’s revenue for the fourth quarter 2011 was $19.5 million, an increase of $2.4 million, or 14.0 percent compared with the same period a year ago. For the fourth quarter 2011, invoiced sales were $16.9 million compared with $18.4 million for the fourth quarter 2010. Lower invoiced sales were a result of the slowdown in new customer acquisition in several large states and lower EducationCity U.S. sales. In addition, Archipelago Learning closed the EducationCity U.S. sales office.

Operating costs (operating expenses plus cost of revenue) for the fourth quarter 2011 were $15.6 million, compared with $14.2 million for the fourth quarter 2010. The increase was primarily due to restructuring charges associated with the closure of the EducationCity U.S. sales office and costs associated with the exploration of strategic alternatives.

Cash EBITDA for the fourth quarter ended December 31, 2011 was $5.3 million versus $6.3 million for the fourth quarter ended December 31, 2010, primarily due to lower invoiced sales and higher operating costs.

In the fourth quarter 2011, Archipelago Learning received approximately $14.9 million in cash for the sale of its minority ownership in Edline Holdings and settlement of notes receivable, which resulted in a non-operating gain before tax of $6.4 million.

Provision for income tax was $2.0 million, or 22.1 percent of income before tax for the fourth quarter 2011, compared to a tax rate of 28.9 percent for the fourth quarter 2010. The lower tax rate was a result of a lower effective income tax rate associated with the sale of a minority ownership in Edline Holdings.

For the fourth quarter 2011, net income was $7.2 million compared with $1.4 million for the fourth quarter 2010, and diluted EPS was $0.27, compared with $0.05 per share for the same period a year ago. The increase was due to the sale of Archipelago Learning’s minority ownership in Edline Holdings, which increased net income by $5.3 million and diluted EPS by $0.20 per diluted share for the fourth quarter 2011.

Fiscal Year 2011 Summary

Revenue for the fiscal year 2011 was $73.3 million, an increase of $14.6 million, or 24.9 percent compared with the same period a year ago. Fiscal year 2011 invoiced sales were $79.0 million compared with $71.4 million for fiscal year 2010, an increase of 10.6 percent.

Operating costs (operating expenses plus cost of revenue) for fiscal year 2011 were $59.5 million compared with $49.7 million for fiscal year 2010. The increase was primarily due to higher costs associated with EducationCity, corporate infrastructure and costs associated with exploring strategic alternatives.

Cash EBITDA for the fiscal year ended December 31, 2011 was $30.6 million versus $32.5 million for the fiscal year ended December 31, 2010. The decrease in cash EBITDA was due to higher operating costs, which were partially offset by higher invoiced sales.

Net income for fiscal year 2011 was $11.9 million compared with $3.5 million for fiscal year 2010 and diluted EPS for fiscal year 2011 was $0.45 compared with $0.13 per share for the same period a year ago. The increase in both net income and diluted EPS was primarily due to the gain from the sale of Edline Holdings in the fourth quarter 2011 and non-recurring acquisition costs in conjunction with the purchase of EducationCity in June 2010.

Balance Sheet and Cash Flows Update

Cash and cash equivalents were $64.6 million and total debt was $74.9 million at December 31, 2011. For the fiscal year 2011, cash flows from operating activities were $25.8 million in 2011 compared with $24.3 million for the fiscal year 2010.

Conference Call

As a result of the announcement that Archipelago Learning has entered into a definitive agreement to be acquired by PLATO Learning, the fourth quarter and fiscal year 2011 earnings conference call and webcast scheduled for March 13, 2012, has been cancelled and will not be rescheduled.

About Archipelago Learning Inc.

Archipelago Learning (NASDAQ:ARCL) is a leading subscription-based, software-as-a-service (SaaS) provider of education products used by over 14.6 million students in nearly 39,100 schools throughout the United States, Canada, and the United Kingdom. The Company’s comprehensive digital supplemental product suite uses technology to transform education by making rigorous learning fun, engaging, accessible, and affordable. For more information, please visit www.archipelagolearning.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, but not limited to, statements about our future performance are considered forward-looking statements and reflect current expectations relating to our financial condition, results of operations, plans, objectives, future performance and business as of March 5, 2012. The words “anticipate,” “estimate,” “expect,” “objectives,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “likely,” “future,” and other words and terms of similar meaning are used to identify forward-looking statements. These forward-looking statements are based on assumptions that we have made in light of our industry experience and on our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances.

These statements are not guarantees of performance or results and are subject to risks and uncertainties (some of which are beyond our control), which could cause actual results to vary materially from the forward-looking statements contained in this release. Although we believe that these forward-looking statements are based on reasonable assumptions, many factors could cause actual results to vary materially from those anticipated in such forward-looking statements. Certain risk factors are discussed in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to (i) risks associated with our pending acquisition by PLATO Learning, (ii) our customers’ reliance on, and the availability of, state, local and federal funding; (iii) competitive factors, including large publishers aggressively entering our markets and new competitors more easily entering our markets if national educational standards are adopted; (iv) legislation and regulation, including changes in or the repeal of legislation that mandates state educational standards and annual assessments; (v) difficulty in evaluating our current and future business prospects because of our recent rapid growth; (vi) web-based education failing to achieve widespread acceptance by students, parents, teachers, schools and other institutions; (vii) lower customer renewal rates or a decrease in sales for our Study Island products; (viii) decisions at district or state levels to use our competitors’ products rather than ours; (ix) seasonal fluctuations; (x) system or network disruptions and technology issues; (xi) delays in product development or product releases and the success of new product introductions; (xii) acquisition related risks; (xiii) intellectual property related risks; (xiv) our ability to retain key employees; (xv) risks related to our indebtedness; (xvi) legal risks; (xvii) risks related to global and U.S. economic conditions; and, (xviii) risks associated with the integration of EducationCity and Alloy Multimedia and the future performance of our EducationCity and ESL ReadingSmart products.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect new information, future developments or otherwise, except as may be required by law.

Additional Information and Where to Find It

In connection with the proposed transaction and required stockholder approval, the Company will file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ARCHIPELAGO LEARNING AND THE TRANSACTION. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Archipelago Learning, Inc. with the SEC may be obtained free of charge by contacting Archipelago Learning’s Investor Relations Department (i) by mail to Archipelago Learning, 3232 McKinney Avenue, Suite 400, Dallas, Texas 75204, Attn.: Investor Relations or (ii) by email to christy.linn@archlearning.com. Our filings with the SEC are also available on our website at www.archipelagolearning.com.

Participants in the Solicitation

Archipelago Learning and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Archipelago Learning’s stockholders in connection with the proposed transaction. Information about Archipelago Learning’s directors and executive officers is set forth in Archipelago Learning’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 21, 2011, its Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC on March 11, 2011, and its Form 8-Ks filed with the SEC on January 11, 2012 and January 7, 2011. These documents are available free of charge at the SEC’s web site at www.sec.gov, and from Archipelago Learning by contacting Archipelago Learning’s Investor Relations Department (i) by mail to Archipelago Learning, 3232 McKinney Avenue, Suite 400, Dallas, Texas 75204, Attn: Investor Relations or (ii) by e-mail to christy.linn@archlearning.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the proxy statement that Archipelago Learning intends to file with the SEC.

Non-GAAP Financial Measures

This press release contains the following non-GAAP financial measures: invoiced sales, non-GAAP operating costs, cash EBITDA, and free cash flow. Because these financial measures are not recognized under GAAP, they should not be used as indicators of, or alternatives to, the corresponding GAAP financial measures of operating performance.

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We recognize invoiced sales in the period in which the purchase order or other evidence of an arrangement is received and the invoice is issued, which may be at a different time than the commencement of the subscription. Under GAAP, revenue for invoiced sales is deferred and recognized ratably over the subscription term beginning on the commencement date of the applicable subscription. This difference between non-GAAP invoiced sales and revenue in a given period is equal to the change in the Company’s deferred revenue balance for that period, excluding acquired deferred revenue.

•	Non-GAAP operating costs are defined as cost of revenue plus operating expenses.

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Cash EBITDA aligns with our management performance-based compensation metric, and is defined by invoiced sales less royalties, operating expenses and cost of revenue, excluding non-cash stock-based compensation, depreciation and amortization, and unusual, non-recurring charges.

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Stock-based compensation is part of our strategy and is used to attract and retain key employees and executives. It is principally aimed at aligning their interests with those of our stockholders and at long-term employee retention, rather than to motivate or reward operational performance for any particular period. Thus, stock-based compensation expense varies for reasons that are generally unrelated to operational decisions and performance in any particular period.

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Depreciation and amortization is included in our operating expenses in accordance with GAAP. Depreciable assets include: computer equipment and software, furniture and fixtures, office equipment, and leasehold improvements. Amortization includes: customer relationships, technical development/program content, and non-compete agreements.

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We exclude stock-based compensation and depreciation and amortization from our non-GAAP financial measures because they are non-cash expenses that we do not consider part of ongoing operating results when assessing the performance of our business, and we believe that doing so facilitates comparisons to our historical operating results and to the results of other companies in our industry, which have their own unique acquisition histories.

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Free cash flow is defined as cash flows from operating activities less purchase of property and equipment and is cash available for management’s discretionary use to reinvest in the business, pay down outstanding debt and/or distribute to shareholders.

Reconciliation tables of GAAP to non-GAAP financial measures for invoiced sales, cash EBITDA, and free cash flow are included in this release.

Management believes that these non-GAAP measures provide useful information to investors regarding certain financial and business trends relating to our financial condition and results of operations. Although management uses these non-GAAP financial measures to assess the operating performance of our business, they have significant limitations as an analytical tool because they may exclude certain material costs. For example, because cash EBITDA does not account for certain expenses, its utility as a measure of operating performance has material limitations. In addition, the definitions of non-GAAP financial measures may vary among companies and industries, and may not be comparable to other similarly titled measures used by other companies.

Table 2

ARCHIPELAGO LEARNING, INC.

RECONCILIATIONS OF NON-GAAP MEASURES – (UNAUDITED)

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net Invoiced Sales:
New customers	$3,703	$5,242	$15,815	$18,207
Existing customers	12,820	12,672	61,427	51,642
Other sales	401	489	1,722	1,536

Total	16,924	18,403	78,964	71,385
Royalties on invoiced sales	(231)	(122)	(706)	(153)
Change in deferred revenue(5)	2,758	(1,226)	(4,993)	(12,582)

Revenue	$19,451	$17,055	$73,265	$58,650

(5)	Change in deferred revenue excludes the amount of deferred revenue assumed with the acquisitions of EducationCity and Alloy Multimedia and includes foreign exchange rate fluctuation impacts.

Contacts

Archipelago Learning Investor Contact:	Archipelago Learning Media Contact:
Christy Linn	Lauren Harris, Brunswick Group
Christy.Linn@archlearning.com	lharris@brunswickgroup.com
800-419-3191 ×7125	214-254-3790